Exhibit 4.2

Securities

The Toronto-Dominion Bank
Toronto Dominion (Texas) LLC
Royal Trust Tower
77 King Street West, 18th Floor
Toronto, Ontario MSK LA2
To:	UPC Broadband Holding B.V. (the Company) Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands
For the attention of: Dennis Okhuijsen
December 2005
Dear Sirs,
€3,500,000,000 and US$347,000,000 and US$95,000,000 senior secured credit facility (the Agreement) dated 26th October, 2000 between, among others, the Company and Toronto-Dominion (Texas) LLC as facility agent, as most recently amended and restated on 7th March, 2005
1.	Background

(a)	This letter is supplemental to and amends the Agreement.

(b)	Pursuant to clause 25 (Amendments and Waivers) of the Agreement, the Majority Lenders have consented to the amendments to the Agreement conteraplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

(c)	We understand that it is anticipated UPC Scandinavia Holding B.V. will dispose of (i) the shares that it holds in UPC Norge A.S. and/or NBS Nordic Broadband Services A.B.; or (ii) the business or a substantial part of the business of UPC Norge A.S. and/or NBS Nordic Broadband Services A.B..

2.	Construction

(a)	Capitalised terms defined in the Agreement have the same meaning when used in this letter.

(b)	The provisions of clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

(c)	Amendment Effective Date has the meaning given to it in paragraph 4 (Amendment Effective Date).

(d)	Reference is made to clause 1.4 of the Agreement. References in any of the Finance Documents to the New Facility Agreement shall be references to the New Facility Agreement as amended by an amendment letter dated on or about the date of this letter.

3.	Amendments

(a)	We are authorised to confirm on behalf of the Majority Lenders that, with, effect from the Amendment Effective Date, the Agreement will be amended as set out In the schedule to this letter,

(b)	Each Obligor confirms that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations wider the Finance Documents shall continue and remain unaffected by the entry into of this letter and shall extend to the liability and obligations of the Obligors to the Finance Parties under the Finance Documents as amended by this letter.

(c)	In accordance with Article 1278 of the Belgian Civil Code, each Obligor that is a party to the share pledge listed in paragraph 1(i) of Schedule 7 (Security Documents) of the Agreement confirms that its duties and obligations under such share pledge shall not be affected or impaired by the entry into of this letter and that the pledge created under such share pledge shall be maintained in accordance with Clause 6.4 (Preservation of Security in the event of novation) of such share pledge.

4.	Amendment Effective Date

This letter shall take effect on the date (the Amendment Effective Date) on which the Facility Agent notifies the Company and the Lenders that it has received in form and substance to it (acting reasonably);
(a)	evidence of the due authorization and execution of this letter by each Obligor,

(b)	legal opinions in respect of Dutch, English and New York law from Allen & Overy LLP, English, Dutch and New York legal advisers to the Facility Agent, addressed to the Finance Parties.
5.	Reservation of rights

Except to the extent expressly provided for in this letter, this letter is not a waiver or amendment of any term of the Finance Documents and the Finance Documents (as amended by this letter) remain in full force and effect. Each Finance Party reserves any other right or remedy it may have now or subsequently.

6.	Miscellaneous

(a)	This letter is a Finance Document and the Agreement, as amended by this letter, is a Finance Document.

(b)	Subject to the terms of this letter, the Agreement will remain in full force and effect and the Agreement and this letter will be read and construed as one document

(c)	The representations and warranties in Clause 15 (Representations and Warranties) of the Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial conditions), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings). 15.14 (Information), 15.14A (Business Plan), 15.15 (Tax liabilities), 15.16 (Ownership of assets) 15.20 € ERISA) and 15.24 (US Borrower)) are true and correct us if made on the date of this letter and on the Amendment Effective Date, with reference to the facts and circumstances then existing, as if each reference to (i) the Finance Documents includes a reference to this letter and (ii) references to the Agreement are to the Agreement as amended by this letter.

(d)	The Company represents and warrants to each Finance Party that there has been no material adverse change in the consolidated financial position of the Borrower Group (taken as a whole) since the date of the financial Statements most recently provided under Clause 16.2(a) of the Agreement which would or is reasonably likely to have a Material Adverse Effect.

(e)	This letter may be executed in any number of counterparts, and this has the same effect as if the signatures were on a single copy of this letter.

7.	Governing law

This letter is governed by English law.

/s/ Jackie Barrett

For
TORONTO-DOMINION (TEXAS) LLC
as Facility Agent

SCHEDULE
(a)	Clause 16.10(b)(ii) (Disposals) of the Agreement will be deleted in its entirety and replaced with:
(ii)	the disposal by UPC Scandinavia Holding B.V. of:
(A)	the shares in UPC Norge A.S. and/or NBS Nordic Broadband Services A.B.; or

(B)	the business or a substantial part of the business of UPC Norge A.S. and/or NBS Nordic Broadband Services A.B.,
provided that, in each case, an amount equal to four times Annualised EBITDA of the entity (or the business) that is being disposed of under this Subclause for the Ratio Period which ends on the most recent quarterly Accounting Period end date for which financial information has been delivered under Clause 16.2 (Financial information) (the Scandinavia Repayment Amount) is deposited immediately with the Facility Agent and/or the facility agent under the New Facility Agreement and applied in prepayment and cancellation or repayment of the Facilities in accordance with paragraphs (d), (e), (f) and (g) below and/or the Additional Facilities in accordance with clauses 16.10(d), (e), (f) and (g) (Disposals) of the New Facility Agreement.”
(b)	The following Subclauses will be added after Subclause 16.10(c):
(d)	Any prepayment and cancellation or repayment made under sub-paragraph (b)(ii) above will be applied against the Additional Facilities and/or the Facilities in such proportion as may be specified by UPC Broadband in the notice of prepayment and cancellation or repayment and in the case of a prepayment and cancellation or repayment of Advances, against all outstanding Advances made under the relevant Facilities pro rata (and, if applicable, against the Repayment Instalments for the relevant Facility in such order as may be specified by UPC Broadband).

(e)	Subject to paragraph (f) below, each Lender nay elect not to accept prepayment and cancellation of Advances under sub-paragraph (b)(ii) above by notifying the Facility Agent in writing on or before 29 November 2005. In the event of such election, any amounts which would otherwise have been applied in prepayment and cancellation of the relevant Advances (the balance), shall be applied in prepayment and cancellation or repayment pro rata of any other outstanding Advances or Additional Facility Advances in accordance with paragraph (d) above (and paragraph (d) above and this paragraph (e) shall continue to be applied to any balance until it has been exhausted or until all Advances and Additional Facility Advances in respect of which the relevant Lenders or lenders under the New Facility Agreement have not elected not to accept prepayment and cancellation have been repaid or prepaid and cancelled in full).

(f)	Any election under paragraph (e) above not to accept prepayment and cancellation of an Advance will only apply in relation to disposals made under sub-paragraph (b)(ii) above on or before 8 May 2006.

(g)	The amount of a Facility A Advance prepaid or repaid by UPC Broadband in accordance with sub-paragraph (b)(ii) above may be re-borrowed in accordance with the terms of this Agreement.”

(c)	Clause 16.13(c)(Restricted Payments) of the Agreement will be amended by:
(i)	deleting “and” at the end of sub-paragraph (viii);

(ii)	deleting the comma at the end of sub-paragraph (ix) and replacing it with “; and”; and

(iii)	inserting a new sub-paragraph (x) as follows:

“(k)	by way of distributions, dividends or other payments paid by UPC Broadband in respect of its share capital or by way of repayment or payment by UPC Broadband or UPC Scandinavia Holding B.V. (as the case may be) in respect of a Subordinated Shareholder Loan (each an Applicable Payment) but only to the extent that (A) UPC Broadband or UPC Scandinavia Holding B.V. (as the case may be) makes the Applicable Payment from the proceeds of sale or a disposal by UPC Scandinavia Holding B.V. permitted by Clause 16.10(b)(ii) (Disposals); and (B) the aggregate of all Applicable Payments is less than or equal to the Net Proceeds of the Sale or disposal by UPC Scandinavia Holding B.V. permitted by Clause 16.10(b)(ii) (Disposals) less the Scandinavia Repayment Amount (as defined in Clause 16.10(b)(ii) (Disposals)) and provided that no Default has occurred and is continuing or would occur as a result of such payment,”

We agree with the terms of this letter.
Borrowers:
UPC BROADBAND HOLDING B.V.
By: /s/ Dennis Okhuijsen

UPC FINANCING PARTNERSHIP
By: /s/ Dennis Okhuijsen

Guarantors:
UPC BROADBAND HOLDING B.V.
By: /s/ Dennis Okhuijsen

UPC HOLDINGD B.V.
By: /s/ Dennis Okhuijsen

UPC FINANCING PARTNERSHIP
By: /s/ Dennis Okhuijsen

UPC HOLDING B.V.
By: /s/ Dennis Okhuijsen

UPC FRANCE HOLDING B.V.
By: /s/ Dennis Okhuijsen

UPC SCANDINAVIA HOLDING B.V.
By: /s/ Dennis Okhuijsen

UPC AUSTRIA HOLDING B.V.
By: /s/ Dennis Okhuijsen

UPC CENTRAL EUROPE HOLDING B.V.
By: /s/ Dennis Okhuijsen

UPC NEDERLANS B.V.
By: /s/ Dennis Okhuijsen

UPC POLAND HOLDING B.V.
By: /s/ Dennis Okhuijsen

UPC BROADBAND N.V.
By: /s/ Dennis Okhuijsen